(h)(7)(B)(i)

AMENDED SCHEDULE A

to the

ADMINISTRATIVE SERVICES SUB-CONTRACT

between

DIRECTED SERVICES, LLC

and

VOYA INVESTMENTS, LLC

Name of Series

VY® BlackRock Inflation Protected Bond Portfolio

VY® Clarion Real Estate Portfolio

VY® Franklin Income Portfolio

Voya Large Cap Growth Portfolio

Voya Large Cap Value Portfolio

Voya Retirement Conservative Portfolio

Voya Retirement Growth Portfolio

Voya Retirement Moderate Growth Portfolio

Voya Retirement Moderate Portfolio

VY® T. Rowe Price International Stock Portfolio